Exhibit 5.1

Deloitte LLP Bay Adelaide East 22 Adelaide Street West Suite 200 Toronto ON M5H 0A9 Canada Tel: 416-601-6150 Fax: 416-601-6610 www.deloitte.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-219979 on Form F-10 of our reports dated March 9, 2017, relating to the consolidated financial statements of Magna International Inc. and subsidiaries, and the effectiveness of Magna International Inc. and subsidiaries’ internal control over financial reporting, incorporated by reference in Magna International Inc.’s Report on Form 6-K of Magna International Inc. dated March 30, 2017.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
August 24, 2017